Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            COMFORCE OPERATING, INC.


     The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                                    ARTICLE I

     The name of the Corporation is: COMFORCE Operating, Inc.

                                   ARTICLE II

     The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, in the city of Wilmington, County of New Castle. The name and address of the Corporation's registered agent is the Corporation Service Company.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, at par value of one cent ($0.01) per share.

                                    ARTICLE V

     Election of directors need not be by ballot unless the By-laws of the Corporation shall so provide.


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                                   ARTICLE VI

     In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal, from time to time, the By-laws of the Corporation; subject to the right of the Stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors.

                                   ARTICLE VII

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary conduct as a director.

                                  ARTICLE VIII

     The incorporator of the Corporation is Lisa J. Falenski whose mailing address is DOEPKEN KEEVICAN & WEISS PROFESSIONAL CORPORATION, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219.


     IN WITNESS WHEREOF, I have hereunder set my hand and seal this 29th day of October, 1997.



                                              /s/ Lisa J. Falenski
                                              ------------------------------
                                              Lisa J. Falenski, Incorporator


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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


     COMFORCE Operating, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: The Board of Directors of COMFORCE Operating, Inc. by unanimous written consent of its members, filed with the minutes of the Board duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and submitting the proposed amendments to the stockholders for consideration at the next annual meeting of the stockholders of said corporation. The amendments are attached as Exhibit A.

     SECOND: That thereafter, the proposed resolution was adopted by the affirmative vote of the unanimous written consent of the holders of all of the outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN  WITNESS  WHEREOF,  said  COMFORCE  Operating,   Inc.  has  caused  this
Certificate to be signed by Michael Ferrentino, its President, this 21st day of November, 1997.

                                                COMFORCE OPERATING, INC.



                                                /s/ Michael Ferrentino
                                                ---------------------------
                                                Michael Ferrentino
                                                President

                                    EXHIBIT A

     Article IV of the Certificate of Incorporation of the Corporation be amended and replaced in its entirety by the following:

                                   ARTICLE IV

     The total number of shares of stock which the Corporation shall have the authority to issue is 42,225 shares, consisting of:

     1. 1,000 shares of common stock, at par value of $0.01 per share (the "Common Stock"); and

     2. 41,225 shares of Preferred Stock, at par value of $0.01 per share (the "Preferred Stock"). The Preferred Stock shall have the following relative rights, preferences and limitations:

         (A) Dividends and Distributions. The holders of shares of Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends on the Preferred Stock, in cash, at the rate per annum of 15% on the liquidation value of the Preferred Stock then outstanding on the Dividend Payment Dates set forth below; provided, however, that through and including December 1, 2002, on each Dividend Payment Date, the Corporation may pay dividends on the Preferred Stock through the issuance of additional shares of Preferred Stock having a liquidation value equal to the amount of accrued but unpaid dividends accrued on the Preferred Stock. Subject to the foregoing, dividends will be payable semiannually in arrears on June 1 and December 1 of each year (each a "Dividend Payment Date"), commencing June 1, 1998, or if any such day is not a Business Day on the next succeeding Business Day. Dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the preceding Dividend Payment Date, or if no Dividend Payment Date has yet occurred, from the date of original issuance of the Preferred Stock. To the extent dividends are not paid on any Dividend Payment Date, dividends will accrue on such overdue amounts at the rate of 2% per annum in excess of the then applicable dividend rate on the Preferred Stock. "Business Day" means any day which is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     (B) Redemption.

     (1) Optional  Redemption.  Subject to the provisions of Section (C) of this
Article IV, the Preferred Stock will be redeemable, at the Corporation's option, in whole or in part, at any time at the following redemption prices (expressed in percentages of liquidation value), if redeemed during the 12-month period commencing on December 1


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of the  years  set  forth  below,  plus  accrued  and  unpaid  dividends  to the redemption date:


Period                                         Redemption Price
------                                         ----------------
1997                                                103.0%
1998 and thereafter                                 107.5%

     (2) Mandatory Redemption.  Subject to the provisions of Section (C) of this
Article IV, the Preferred Stock shall be subject to mandatory redemption as follows:

          (a) The Corporation shall redeem the Preferred Stock in whole, on December 1, 2009.

          (b) On any date on which COMFORCE Operating, Inc. ("COMFORCE") shall be required to repurchase its 15% Senior Secured PIK Debentures due 2009 (the "Debentures") pursuant to an offer to repurchase required to be made by COMFORCE pursuant to the terms of the Indenture pursuant to which the Debentures are issued (the "Indenture"), either as a result of (a) an Asset Disposition or (b) a Change of Control (each as defined in the Indenture), the Corporation shall redeem an amount of Preferred Stock having a liquidation value equal to the principal amount of Debentures required to be repurchased by COMFORCE on such date.

The redemption price for Preferred Stock redeemed shall be equal to the then outstanding liquidation value of the Preferred Stock to be redeemed, in the case of clause (i) and (ii)(a) above, or 101% of the then outstanding liquidation value of the Preferred Stock to be redeemed, plus, in each case, accrued but unpaid dividends to the date of redemption.

     (C) Certain Restrictions. Notwithstanding anything to the contrary contained in clause (A) or (B) above, the Corporation shall not be required to, and shall not, make any dividend or redemption payment or other distribution with respect to the Preferred Stock if (i) such payment or other distribution is prohibited by the terms of any debt instrument on which the Corporation is obligated at the time of such payment or distribution, (ii) the Corporation is then in default under any such debt instrument or (iii) the making of such payment or other distribution would result in a default under any such debt instrument.

     (D) Voting Rights. Except as otherwise provided by law, holders of Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

     (D) Reacquired Shares. Any shares of Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.


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     (E)  Liquidation,   Dissolution,  or  Winding  Up.  Upon  any  liquidation,
dissolution, or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Preferred Stock unless, prior thereto, the holders of shares of Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) to the holders of shares of stock, if any, ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Preferred Stock, except distributions made ratably on the Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up.

     (F) Rank. The Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, senior to any other series of Preferred Stock which may hereafter be authorized by the Corporation.